                                                                     EXHIBIT 2.2






                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                  PSINET INC.,

                        PSINET TRANSACTION SOLUTIONS INC.

                                       AND

                               TNS HOLDINGS, INC.

                           Dated as of March 12, 2001

                                                 TABLE OF CONTENTS

Section                                                                                                        Page
1.       Sale and Purchase of Shares..............................................................................1

         1.1.     Sale and Purchase of Shares.....................................................................1

2.       Purchase Price...........................................................................................1

         2.1.     Amount of Purchase Price........................................................................1
         2.2.     Closing Payments and Deliveries.................................................................1
         2.3.     The Closing Estimate............................................................................2
         2.4.     The Closing Balance Sheet.......................................................................2
         2.5.     The Post-Closing Closing Balance Sheet Adjustment Payment.......................................3
         2.6.     Section 338(h)(10) Election.....................................................................3

3.       Closing; Termination of Agreement........................................................................4

         3.1.     Closing Date....................................................................................4
         3.2.     Termination of Agreement........................................................................4
         3.3.     Survival After Termination......................................................................4

4.       Representations and Warranties of Seller.................................................................5

         4.1.     Organization and Good Standing..................................................................5
         4.2.     Authorization of Agreement......................................................................5
         4.3.     Capitalization..................................................................................5
         4.4.     Subsidiaries....................................................................................5
         4.5.     Corporate Records...............................................................................6
         4.6.     Conflicts; Consents of Third Parties............................................................6
         4.7.     Ownership and Transfer of Shares................................................................6
         4.8.     Financial Statements............................................................................7
         4.9.     Absence of Certain Changes......................................................................7
         4.10.    Litigation......................................................................................8
         4.11.    Title to Property...............................................................................8
         4.12.    Intellectual Property...........................................................................9
         4.13.    Taxes...........................................................................................9
         4.14.    Employee Benefits..............................................................................11
         4.15.    Employee Matters...............................................................................12
         4.16.    Insurance......................................................................................12
         4.17.    Compliance with Laws...........................................................................12
         4.18.    Brokers' Fees..................................................................................12
         4.19.    Material Contracts.............................................................................12
         4.20.    Labor Agreements...............................................................................13
         4.21.    Related Party Transactions.....................................................................14
         4.22.    Environmental Matters..........................................................................14
         4.23.    Banks..........................................................................................14
         4.24.    Accounts Receivable............................................................................14
         4.25.    Indebtedness...................................................................................14
         4.26.    Fairness Opinion...............................................................................15
         4.27.    Reasonably Equivalent Value....................................................................15

5.       Representations and Warranties of Purchaser.............................................................15

         5.1.     Organization and Good Standing.................................................................15
         5.2.     Authorization of Agreement.....................................................................15
         5.3.     Consents of Third Parties......................................................................15
         5.4.     Litigation.....................................................................................15

Section                                                                                                        Page
         5.5.     Investment Experience and Intention............................................................15
         5.6.     Projections....................................................................................16
         5.7.     No Other Representations and Warranties........................................................16
         5.8.     Financial Advisors.............................................................................16
         5.9.     Financing......................................................................................16
         5.10.    Purchaser 401(k) Plan..........................................................................16

6.       Further Agreements of the Parties.......................................................................16

         6.1.     Access to Information; Access to Employees.....................................................16
         6.2.     Confidentiality................................................................................17
         6.3.     Conduct of the Business Pending the Closing....................................................17
         6.5.     No Solicitation................................................................................18
         6.6.     Preservation of Records........................................................................19
         6.7.     Commercially Reasonable Efforts................................................................19
         6.8.     Employee Benefit Plans; 401(k) Plans...........................................................19
         6.9.     Public Disclosure or Communications............................................................20
         6.10.    Notices of Certain Events......................................................................20
         6.11     Noncompetition and Nonsolicitation Obligation..................................................21
         6.12     MCI/WorldCom Subcontract.......................................................................22
         6.13     Closing Documents..............................................................................22

7.       Conditions to Closing...................................................................................22

         7.1.     Conditions to the Obligations of the Purchaser.................................................22
         7.2.     Conditions to the Obligations of the Seller....................................................23

8.       Indemnification.........................................................................................24

         8.1.     Survival.......................................................................................24
         8.2.     Indemnification by Seller......................................................................24
         8.3.     Indemnification by Purchaser...................................................................25
         8.4.     Limitations of Liability.......................................................................25
         8.5.     Notice of Claims...............................................................................25
         8.6.     Exclusive Remedy...............................................................................26

9.       Miscellaneous...........................................................................................26

         9.1.     Payment of Sales, Use or Similar Taxes.........................................................26
         9.2.     Certain Definitions............................................................................26
         9.3.     Expenses.......................................................................................30
         9.4.     Specific Performance...........................................................................30
         9.5.     Tax Matters....................................................................................31
         9.6.     Submission to Jurisdiction; Consent to Service of Process......................................32
         9.7.     Entire Agreement; Amendments and Waivers.......................................................32
         9.8.     Governing Law..................................................................................32
         9.9.     Table of Contents and Headings.................................................................32
         9.10.    Notices........................................................................................32
         9.11.    Severability...................................................................................34
         9.12.    Binding Effect; Assignment.....................................................................34

EXHIBITS

         2.1          Escrow Agreement
         6.12         MCI/WorldCom Subcontract
         6.13         Transitional Services Agreement
         7.1(a)(ii)   Director's Resignation Form
         7.1(a)(iv)   Seller's Officer's Certificate

         7.1(a)(v)    Form of Lessor Consent
         7.2(a)(ii)   Purchaser's Officer's Certificate



DISCLOSURE SCHEDULE

         4.1          Good Standing
         4.4          Subsidiaries
         4.6          Conflicts; Consents of Third Parties
         4.8          Financial Statements
         4.9          Changes
         4.10         Litigation
         4.11         Leased Real Properties; Liens
         4.12         Intellectual Property
         4.13         Taxes
         4.14         Employee Benefit Plans
         4.15         Employee Matters
         4.16         Insurance
         4.19         Material Contracts
         4.21         Related Party Transactions
         4.23         Banks; Powers of Attorney
         4.25         Indebtedness
         6.3          Conduct of the Business Pending Closing
         6.12         Pre-Closing Contract Matters
         9.2          Seller's Knowledge

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of March 12, 2001 (the "Agreement"), among PSINet Inc., a New York corporation ("SELLER"), PSINet Transaction Solutions Inc., a Delaware corporation (the "COMPANY") and TNS Holdings, Inc., a Delaware corporation, or its permitted assignee ("PURCHASER").

                                   WITNESSETH:

         WHEREAS, Seller is the owner of two hundred (200) shares of common stock, no par value (the "SHARES"), of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares, for the purchase price and upon the terms and conditions hereinafter set forth; and

         WHEREAS, certain terms used in this Agreement are defined in Section
9.2;

         NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       Sale and Purchase of Shares.

                  1.1. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares free and clear of any and all Liens.

         2.       Purchase Price.

                  2.1. Amount of Purchase Price. The purchase price to be paid to the Seller for the Shares (the "PURCHASE PRICE") will consist of (i) $10,000,000 (the "ESCROW AMOUNT"), which will be placed into escrow (the "ESCROW ACCOUNT") and will be distributed pursuant to the terms of an escrow agreement substantially in the form of EXHIBIT 2.1 attached hereto (the "ESCROW AGREEMENT") and (ii) an amount of cash (the "CASH AMOUNT") equal to:

                       (a) $275,000,000 (the "BASE CASH AMOUNT"); minus

                       (b) the outstanding amount of Indebtedness as of the Closing (the "CLOSING INDEBTEDNESS"); plus or minus

                       (c) the amount by which the Closing Cash is greater than or less than, respectively, $5,000,000 (the "CASH TARGET"); plus or minus

                       (d) the amount by which the Closing Net Working Capital is greater than or less than respectively, $17,300,000 (the "NET WORKING CAPITAL TARGET").

                  2.2. Closing Payments and Deliveries.

                       (a) The portion of the Cash Amount to be paid at Closing (the "CLOSING CASH AMOUNT") will be an amount equal to (i) the Base Cash Amount, minus (ii) the Closing Indebtedness, plus or minus (iii) the amount by which the Estimated Cash is greater than or less than, respectively, the Cash Target, plus or minus (iv) the amount by which the Estimated Net Working Capital is greater than or less than, respectively, the Net Working Capital Target.

                       (b) At the Closing, the Purchaser shall (i) deliver the Escrow Amount to an escrow agent to be mutually agreed upon by the Seller and the Purchaser (the "ESCROW AGENT") for deposit into the Escrow Account and (ii) pay the remainder of the Closing Cash Amount by wire transfer of immediately available funds to an account or accounts designated by the Seller, in each case upon delivery of the documents referred to in Section 7 hereof. In no event shall the Escrow Amount be deemed an asset or property of the Seller until such time, if at all, it is released to the Seller pursuant to the terms of the Escrow Agreement.

                  2.3. The Closing Estimate.

                       (a) Not more than five (5), nor less than two (2), Business Days prior to the Closing Date, the Seller and the Purchaser shall, in good faith, jointly prepare an estimate of Cash and an estimate of Net Working Capital, both as of the close of business on the Business Day immediately preceding the Closing Date; provided, however, that if the Seller and the Purchaser cannot agree on an estimate of Cash and/or an estimate of Net Working Capital, such estimate(s) will be deemed to be equal to the amount thereof set forth on the Balance Sheet.

                       (b) The amount of cash as finally estimated pursuant to this Section 2.3 is referred to herein as the "ESTIMATED CASH." For purposes hereof, "CASH" shall be equal to the Company's cash, cash equivalents and marketable securities determined in accordance with GAAP applied in a manner consistent with that used in preparing the Balance Sheet.

                       (c) The amount of Net Working Capital as finally estimated pursuant to this Section 2.3 is referred to herein as the "ESTIMATED NET WORKING CAPITAL." For purposes hereof, "NET WORKING CAPITAL" shall be equal to the excess of the Company's current assets (excluding Cash, Tax assets and intercompany assets) over its current liabilities (excluding Closing Indebtedness, Tax liabilities (including, without limitation, liability associated with the sales and use tax issue set forth as item 3 of SCHEDULE 4.13 of the Disclosure Schedule) and intercompany liabilities) determined on a consolidated basis in accordance with GAAP applied in a manner consistent with that used in preparing the Balance Sheet.

                  2.4. The Closing Balance Sheet.

                       (a) Promptly, but in any event within ninety (90) days, after the Closing Date, the Purchaser and its auditors shall prepare and deliver to the Seller an audited balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the "CLOSING BALANCE SHEET") which will reflect the Purchaser's determination of (i) the actual Cash as of the close of business on the day immediately preceding the Closing Date (the "CLOSING CASH") and (ii) the actual Net Working Capital as of the close of business on the day immediately preceding the Closing Date (the "CLOSING NET WORKING CAPITAL"). The Closing Balance Sheet shall be prepared in accordance with GAAP.

                       (b) Unless within the thirty (30) day period following the Purchaser's delivery of the Closing Balance Sheet, the Seller tenders written notice to the Purchaser (the "DISPUTE NOTICE") setting forth any and all items of disagreement related to the Closing Balance Sheet (each, an "ITEM OF DISPUTE"), the Closing Balance Sheet shall be conclusive and binding upon the Seller and the Purchaser solely for purposes of determining the Closing Cash and Closing Net Working Capital. If the Seller delivers a Dispute Notice to the Purchaser within such thirty (30) day period, the Seller and the Purchaser shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved the Closing Balance Sheet shall be modified if necessary to reflect such resolution. If any Item of Dispute remains unresolved after twenty (20) days from the Purchaser's receipt of the Dispute Notice, the Seller and the Purchaser shall jointly retain an independent accounting firm of recognized national standing (the "ACCOUNTING FIRM") to resolve such remaining disagreement. If the Seller and the Purchaser are unable to agree on the choice of the Accounting Firm, then the Accounting Firm will be a "big-five" accounting firm selected by lot (after excluding one firm designated by the Seller and one firm designated by the Purchaser). The Seller and the Purchaser shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and the Seller and the Purchaser shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm's determination as to each Item of Dispute submitted to it shall be in writing, shall conform with Section
2.3 hereof, and shall be conclusive and binding upon the Seller and the Purchaser solely for purposes of determining the Closing Cash and Closing Net Working Capital, and the Closing Balance Sheet shall be modified if necessary to reflect such determination. The Accounting Firm shall allocate its costs and expenses between the Seller and the Purchaser based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.

                  2.5. The Post-Closing Closing Balance Sheet Adjustment
Payment.

                       (a) Payment by the Purchaser. If the Closing Cash as finally determined pursuant to Section 2.4 hereof is greater than the Estimated Cash, the Purchaser shall, within five (5) Business Days after the date the Closing Cash is finally determined under Section 2.4 hereof, deliver to the Seller by cashiers or certified check or wire transfer of immediately available funds in an aggregate amount equal to such excess plus simple interest on such excess at a rate of 9% per annum from the Closing Date through the date of payment.

                       (b) Payment by the Seller. If the Closing Cash as finally determined pursuant to Section 2.4 hereof is less than the Estimated Cash, the Seller shall, within five (5) Business Days after the date the Closing Cash is finally determined under Section 2.4 hereof, deliver to the Purchaser by cashiers or certified check or wire transfer of immediately available funds an amount equal to such shortfall plus simple interest on such shortfall at a rate of 9% per annum from the Closing Date through the date of payment.

                       (c) Payment by the Purchaser. If the Closing Net Working Capital as finally determined pursuant to Section 2.4 hereof is greater than the Estimated Closing Net Working Capital, the Purchaser shall, within five (5) Business Days after the date the Closing Net Working Capital is finally determined under Section 2.4 hereof, deliver to the Seller by cashiers or certified check or wire transfer of immediately available funds in an aggregate amount equal to such excess plus simple interest on such excess at a rate of 9% per annum from the Closing Date through the date of payment.

                       (d) Payment by the Seller. If the Closing Net Working Capital as finally determined pursuant to Section 2.4 hereof is less than the Estimated Closing Net Working Capital, the Seller shall, within five (5) Business Days after the date the Closing Net Working Capital is finally determined under Section 2.4 hereof, deliver to the Purchaser by cashiers or certified check or wire transfer of immediately available funds an amount equal to such shortfall plus simple interest on such shortfall at a rate of 9% per annum from the Closing Date through the date of payment.

                       (e) Net Payment; Escrow Account. Prior to a Party making a payment of any amounts due pursuant to this Section 2.5 to a second Party, such first Party may offset against such payment any amounts owed by such second Party to such first Party pursuant to this Section 2.5. Notwithstanding anything herein to the contrary, any amounts owed by Seller to Purchaser shall be paid first by a reduction from the Escrow Account until the amount therein equals zero (and the Seller will take all action necessary to cause such payment to be made, including executing a joint written instruction to the Escrow Agent), and thereafter in the manner described above.

                  2.6. Section 338(h)(10) Election.

                       (a) The Seller shall cause the consolidated group of U.S. corporations of which the Seller is the common parent to join with the Purchaser in making a joint election pursuant to Section 338(h)(10) of the Code and similar provisions of state and local laws, to the extent permitted (the "SECTION 338(h)(10) ELECTION") to treat the acquisition of the Shares as an acquisition of the Company's assets and deemed purchase and sale of the shares of the Subsidiaries as an acquisition of each Subsidiaries' assets, in each case, effective as of the Closing Date. Seller and Purchaser agree to allocate the Purchase Price and the respective liabilities of the Company and the Subsidiaries among the respective assets of the Company and the Subsidiaries in accordance with Code Section 338 and any comparable provisions of state or local law, as appropriate (the "ALLOCATION"). Purchaser shall be responsible for determining and preparing the Allocation and the Section 338 Forms. The Seller shall report, act, and file in all respects and for all purposes consistent with the Allocation. The Seller shall timely execute and deliver to the Purchaser such documents or forms (including Section 338 Forms, as defined below) as the Purchaser shall reasonably request or as are required by applicable law for an effective Section 338(h)(10) Election and which have been prepared by Purchaser. The Purchaser shall be responsible for timely filing the Section 338 Forms. "SECTION 338 FORMS" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state or local taxing authority in connection with a Section 338(h)(10) Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 or any successor form (together with any schedules or attachments thereto) that are required pursuant to Treasury regulations. The Seller shall also timely provide any other assistance reasonably requested by the Purchaser in making the Section 338(h)(10) Election. The Seller shall pay (from funds other than those of the Company) any federal, state or local income Tax attributable to the Section 338(h)(10) Election.

                       (b) The Seller, the Company and each of its Subsidiaries and the Purchaser each hereby agree to (i) reasonably cooperate with the other parties, to act in good faith and to take all actions reasonably necessary to effectuate the Section 338(h)(10) Election and (ii) not take, or cause to be taken, any action which could adversely affect the validity of the Section 338(h)(10) Election.

         3.       Closing; Termination of Agreement.

                  3.1. Closing Date. The closing of the sale and purchase of the Shares provided for in Section 1 (the "CLOSING") shall take place at 11:00 a.m. at the offices of Nixon Peabody LLP, 401 9th Street, NW, Suite 900, Washington, D.C. 20004-2128 (or at such other place as the parties may designate in writing) on the fifth Business Day following the date on which each of the conditions specified in Section 7 hereof has been fulfilled (or waived by the party entitled to waive that condition), or on such other date as Seller and Purchaser may designate in writing. The date on which the Closing is held is referred to in this Agreement as the "CLOSING DATE". At the Closing, the parties shall execute and deliver the documents referred to in Section 7 hereof.

                  3.2. Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

                       (a) At the election of either Seller or Purchaser on or after May 31, 2001 if the Closing shall not have occurred by the close of business on such date, provided the terminating party is not otherwise in material breach of its obligations under this Agreement;

                       (b) by mutual written consent of Seller and Purchaser;

                       (c) by either Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal, and shall diligently pursue, any adverse determination which is not nonappealable;

                       (d) by Purchaser, upon a material breach of this Agreement by the Seller or the Company which has not been cured and which would cause any of the conditions set forth in Section 7.1 hereof to become incapable of fulfillment by May 31, 2001; and

                       (e) by Seller, upon a material breach of this Agreement by Purchaser which has not been cured and which would cause any of the conditions set forth in Section 7.2 hereof to become incapable of fulfillment by May 31, 2001.

                  3.3. Survival After Termination. If this Agreement is terminated in accordance with Section 3.2 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except (i) for this Section 3.3 hereof,
(ii) for the provisions of Section 6.2 hereof, (iii) for the provisions of
Section 9.3 hereof, and (iv) that the termination of this Agreement for any cause shall not relieve either party hereto from any liability the benefit of which at the time of termination had already accrued to the other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.

         4. Representations and Warranties of Seller. Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser that:

                  4.1. Organization and Good Standing.

                       (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

                       (b) SCHEDULE 4.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is qualified or authorized to do business as a foreign corporation. The Company is not required to be qualified or authorized to do business as a foreign corporation in any other jurisdiction, except in those jurisdictions where a failure to be so qualified or authorized would not have a Material Adverse Effect.

                  4.2. Authorization of Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Transitional Services Agreement, the MCI/WorldCom Subcontract and each certificate or agreement contemplated by this Agreement or to be executed by the Seller or the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "TRANSACTION AGREEMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller and the Company of this Agreement and each Transaction Agreement to which the Seller or the Company is a Party have been duly authorized by all necessary corporate action on behalf of the Seller or the Company, as applicable. This Agreement and each of the other Transaction Agreements has been, or will have been as of the Closing Date, duly and validly executed and delivered by each of the Seller and the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Transaction Agreements when so executed and delivered will constitute, legal, valid and binding obligations of each of the Seller and the Company, enforceable against the Seller and the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  4.3. Capitalization.

                       (a) The authorized capital stock of the Company consists of 1,500 shares of common stock without par value. There are two hundred (200) shares of common stock issued and outstanding. All of the issued and outstanding shares of capital stock of the Company were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Shares being acquired by the Purchaser hereunder constitute all of the issued and outstanding shares of capital stock of the Company.

                       (b) The Company has no outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any outstanding rights (either preemptive or other) to subscribe for or to purchase, or any outstanding options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any capital stock or any stock or securities convertible into or exchangeable for any capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence.

                  4.4. Subsidiaries.

                       (a) SCHEDULE 4.4 of the Disclosure Schedule sets forth the name of each Subsidiary and, with respect to each Subsidiary, the jurisdiction in which it is incorporated, the number of shares of each class of its capital stock that are issued and outstanding and the owner of record of such shares. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each Subsidiary has all corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now conducted. All the outstanding shares of capital stock of each Subsidiary owned of record and beneficially by the Company or a Subsidiary are validly issued, fully paid and non-assessable, and all such shares are owned beneficially and of record by the Company or a Subsidiary, as applicable, free and clear of any and all Liens. Except as set forth on SCHEDULE 4.4 of the Disclosure Schedule, no rights or options to subscribe for, purchase or acquire any shares of stock, partnership interest, joint venture interest, equity participation or any other security or interest (collectively, an "EQUITY INTEREST") in any Subsidiary are issued and outstanding.

                       (b) SCHEDULE 4.4 of the Disclosure Schedule sets forth, with respect to each Subsidiary, each jurisdiction in which it is qualified or authorized to do business as a foreign corporation, except for those jurisdictions where a failure to be so qualified or authorized would not have a Material Adverse Effect. Except as set forth in SCHEDULE 4.4 of the Disclosure Schedule, the Company does not own or control, (directly or indirectly), hold or have any Equity Interest in any other Person.

                  4.5. Corporate Records.

                       (a) True and complete copies of the Certificate of Incorporation and By-Laws or comparable organizational documents of the Company and each Subsidiary, each as currently in effect, have heretofore been delivered to the Purchaser by the Seller.

                       (b) The minute books of the Company and each Subsidiary (which minute books have previously been made available to the Purchaser) contain, and contained when made available, complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and each Subsidiary, as applicable. The stock certificate books and stock transfer ledgers of the Company and each Subsidiary (which stock certificate books and stock transfer ledgers have been previously made available to the Purchaser) are, and were when made available, true, correct and complete.

                  4.6. Conflicts; Consents of Third Parties.

                       (a) None of the execution and delivery by the Seller and the Company of this Agreement and the other Transaction Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller and the Company with any of the provisions hereof or thereof will
(i) conflict with, or result in the breach of, any provision of the Certificate of Incorporation or By-Laws or the comparable organizational documents of any Subsidiary; (ii) except as set forth on SCHEDULE 4.6 of the Disclosure Schedule, in any material respect, conflict with, violate, result in the breach or termination of, or constitute a default under any Contract to which the Company or any Subsidiary is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate in any material respect, any statute, rule, regulation, order or decree of any Governmental Body by which the Company or any Subsidiary is bound; or (iv) result in the creation of any Lien upon any material property or asset of the Company or any Subsidiary.

                       (b) Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT") and as set forth on
SCHEDULE 4.6 of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement or the other Transaction Agreements, or the compliance by the Seller or the Company as the case may be, with any of the provisions hereof or thereof.

                  4.7. Ownership and Transfer of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any and all Liens. Seller has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

                  4.8. Financial Statements.

                       (a) The Financial Statements are true and correct in all material respects and have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company and the Subsidiaries as at the dates, and for the periods, indicated therein. The Financial Statements include all material expenses and accruals related to the operation of the business of the Company and the Subsidiaries, except for certain costs incurred by the Seller that are not allocated to the Company or the Subsidiaries of the type set forth in note 1 to the Year-end Financial Statements.

                       (b) Except as set forth in the Balance Sheet, the Company and the Subsidiaries do not have any material liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due), except (i) as and to the extent disclosed or reserved against in the Year-end Financial Statements; (ii) for liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course of Business; or (iii) as set forth in the Disclosure Schedule.

                  4.9. Absence of Certain Changes. Except as set forth in
SCHEDULE 4.9 of the Disclosure Schedule and for actions expressly contemplated hereby, since the Balance Sheet Date, the respective businesses of the Company and the Subsidiaries have been conducted in the Ordinary Course of Business and there has not occurred any:

                       (a) acquisition, sale, transfer or disposal of, or any pledge or mortgage over, any material asset of the Company or any Subsidiary having a value, individually or in the aggregate, in excess of $250,000;

                       (b) revaluation by the Company or any Subsidiary of any of their respective material assets, except for goodwill and intangibles;

                       (c) declaration, setting aside, or payment of a dividend or other distribution with respect to, or any direct or indirect redemption, purchase or other acquisition, of any of the Company's capital stock or of any Subsidiary's capital stock;

                       (d) amendment or change to the Certificate of Incorporation or By-Laws of the Company or the organizational documents of any Subsidiary;

                       (e) increase in or other material modification of the compensation or benefits (including severance benefits) payable or to become payable by the Company or any Subsidiary to any of their respective directors, officers or employees;

                       (f) entry into, termination of, or receipt of notice of termination of any Order, Permit or authorizations material for the conduct of the business of the Company or any Subsidiary;

                       (g) borrowing of any amount or incurrence or becoming subject to any liabilities, except current liabilities incurred in the Ordinary Course of Business and liabilities under contracts entered into in the Ordinary Course of Business;

                       (h) extraordinary losses or waiver of any rights of material value or cancellation of any material debts or claims, whether or not in the Ordinary Course of Business;

                       (i) delay or postponement of the payment of any material accounts or commissions payable or any other liability or obligations or agreed or negotiated with any party to extend the payment date of any accounts or commissions payable or accelerated the collection of any notes, accounts or commissions receivable;

                       (j) damage, destruction or casualty loss exceeding in the aggregate $250,000 whether or not covered by insurance;

                       (k) the making of any loans or advances to, investments in, or guarantees for the benefit of, any Person exceeding $25,000 in the aggregate;

                       (l) change in any method of accounting or accounting policies, other than those required by GAAP which have been disclosed in writing to Purchaser;

                       (m) the entering into of any contract, agreement or arrangement out of the Ordinary Course of Business or prohibiting or restricting the Company or any Subsidiary from freely engaging in any business or otherwise restricting the conduct of their businesses;

                       (n) payment, discharge or satisfaction of any material Lien or any material obligation or liability, other than current liabilities paid in the Ordinary Course of Business;

                       (o) material change in the Company's or any Subsidiary's selling, pricing, advertising or personnel practices inconsistent with prior practice; or

                       (p) commitment or agreement by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (o) (other than as expressly contemplated hereby). Without limitation of the foregoing, since the date of this Agreement, there has been no material interruption in the Company's network operations or material disruption of service to the Company's customers.

                 4.10. Litigation. Except as set forth in SCHEDULE 4.10 of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Seller, threatened, against the Company or any Subsidiary or any of their respective properties or assets that questions the validity of this Agreement or any of the other Transaction Agreements, or that would reasonably be likely to result, either individually or in the aggregate, in a Material Adverse Effect. There is no judgment, order or decree pending against the Company or any Subsidiary or any of their respective properties or assets. Except as set forth in SCHEDULE 4.10 of the Disclosure Schedule, there is no material action, suit, proceeding, claim, arbitration or investigation initiated by the Company pending.

                 4.11. Title to Property.

                       (a) The Company and the Subsidiaries have good and marketable title to all of the material properties and assets (real, personal or mixed) used in or necessary to conduct the business of the Company and Subsidiaries or, if applicable, reflected in the Balance Sheet or acquired after the Balance Sheet Date except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business, or with respect to material leased properties and assets, valid leasehold interests in, free and clear of all Liens, except (i) Liens for current taxes not yet due and payable, (ii) such imperfections of title and Liens as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair the business operations involving such properties, and (iii) zoning, entitlement and other land use and environmental regulations by Governmental Bodies.

                       (b) The plant, property and equipment of the Company and the Subsidiaries that are used in and material to the operations of their respective businesses including all buildings, fixtures, structures and building systems in the leased real property (the "IMPROVEMENTS") are in good operating condition and repair, subject to normal wear and tear. All properties used in and material to the operations of the Company and the

Subsidiaries are reflected in the Balance Sheet to the extent GAAP requires the same to be reflected. SCHEDULE 4.11 of the Disclosure Schedule identifies each real property leased by the Company and the Subsidiaries. The Company and its Subsidiaries do not own any real property.

                       (c) Except as otherwise set forth in SCHEDULE 4.11 of the Disclosure Schedule, with respect to each of the leases of real property: (i) such lease is a legal, valid and binding obligation enforceable against the Company or its Subsidiary, (ii) neither the Company nor any Subsidiary is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, (iii) no security deposit or portion thereof has been applied in respect of a breach or default under such lease which has not been redeposited in full, (iv) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any person or entity the right to use or occupy such leased real property or any portion thereof, (v) neither the Company nor any Subsidiary has collaterally assigned nor granted any security interest in such lease, and (vi) there are no Liens or encumbrances on the estate or interest created by such lease.

                 4.12. Intellectual Property.

                       (a) The Company and its Subsidiaries directly own all right, title and interest in and to, or are the licensees of (pursuant to a valid and enforceable written license, permission or other agreement), all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or materials that are material to the business of the Company and its Subsidiaries (the "INTELLECTUAL PROPERTY"). All Intellectual Property that is either registered or material to the business of the Company or any Subsidiary is described on SCHEDULE 4.12 of the Disclosure Schedule.

                       (b) Either the Company or one of its Subsidiaries is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of (pursuant to a valid and enforceable written license, permission or other agreement), with all right, title and interest in and to the Intellectual Property, and, in the case of Intellectual Property owned by the Company or one of its Subsidiaries, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property is being used. No claims with respect to the Intellectual Property have been asserted in writing or, to the Seller's Knowledge, are threatened by any person: (i) to the effect that the manufacture, sale, licensing, or use of any of the services or products of the Company or any of its Subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its Subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret of a third party; (ii) against the use by the Company or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company and any of its Subsidiaries as currently conducted or as proposed to be conducted; or (iii) challenging the ownership by the Company or any of its Subsidiaries or the validity of any of the Intellectual Property. All registered trademarks, service marks, patents and copyrights held by the Company and the Subsidiaries are valid and subsisting, except to the extent any failure does not constitute a Material Adverse Effect. There is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries that would have a Material Adverse Effect. No Intellectual Property owned by the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any Subsidiary, except to the extent any such restriction does not constitute a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or any of the Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, except to the extent any such restriction does not constitute a Material Adverse Effect.

                 4.13. Taxes.

                       (a) Except as set forth in SCHEDULE 4.13 of the Disclosure Schedule, each of the Company and each Subsidiary has timely filed (including extensions) all federal and all material state, local and foreign Tax Returns required to be filed by it for all periods ending on or before the Closing Date that were required to be filed on or before the Closing Date, and each such Tax Return has been prepared in compliance with all applicable Laws and are true and accurate in all material respects. Except as set forth on SCHEDULE 4.13 of the Disclosure Schedule:

                                (i)    all Taxes due and payable by any of the
Company and the Subsidiaries have been paid;

                                (ii)   no deficiency or proposed adjustment
which has not been settled or otherwise resolved for any Taxes has been proposed, asserted or assessed by any Tax Authority against the Company or any Subsidiary or with respect to their respective businesses;

                                (iii)  there is no audit, action, suit or Tax
Authority proceeding now in progress or pending or, to the Seller's Knowledge, threatened against or with respect to the Company or any Subsidiary;

                                (iv)   neither the Company nor any of its
Subsidiaries has consented to an extension of the statute of limitations on the assessment or collection of any Taxes;

                                (v)    no Lien or other encumbrance for Taxes
upon any of the assets of the Company or any Subsidiary, except for Liens for Taxes not yet due and payable.

                                (vi)   the accrual for Taxes on the Balance
Sheet would be adequate to pay all Tax liabilities of the Company and the Subsidiaries if their respective current tax years were treated as ending on the Closing Date (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

                                (vii)  neither the Company nor any Subsidiary
has been a member of an Affiliated Group other than the one in which the Seller was the common parent, and neither the Company nor any Subsidiary will be severally liable pursuant to Treasury regulation section 1.1502-6 or any analogous state, local or foreign law or regulation for any reason of having been a member of any consolidated, combined or unitary group on or prior to the Closing Date;

                                (viii) neither the Company nor any Subsidiary
will owe Taxes solely as a result of ceasing to be a member of the Affiliated Group of the Seller (e.g., by reason of Treasury regulation section 1.1502-13(d)(1)(i)(A)); and

                                (ix) the Company and the Subsidiaries have
withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                       (b) Neither the Company nor any Subsidiary is a party to any Tax sharing or Tax allocation or similar agreement that may or will require that any payment be made by the Company and any Subsidiary on or after the Closing Date.

                       (c) The Company and the Subsidiaries are not, and within the past five (5) years have not been and prior to the Closing Date will not be, a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

                       (d) There is no contract, agreement, plan or arrangement of the Company or any Subsidiary covering any person that, individually or collectively, as a consequence of the transactions contemplated in this Agreement would give rise to the payment of any amount that would not be deductible by Purchaser or the

Company or any Subsidiary by reason of Section 280G of the Code (or any corresponding provision of state, local or foreign law).

                       (e) For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, capital, transfer, franchise, profits, license, withholding, payroll, employment, social security, registration, excise, severance, stamp, occupation, premiums, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (a "TAX AUTHORITY") either in the United States or in any non-United States jurisdiction; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, any related supporting schedules, statements or information, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns) filed or required to be filed with respect to Taxes.

                 4.14. Employee Benefits.

                       (a) SCHEDULE 4.14 of the Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other material pension plans or employee benefit arrangements (including, without limitation, severance pay, deferred compensation, bonus or other incentive compensation) maintained by Seller, the Company, any Subsidiary or any trade or business (whether or not incorporated) which is treated with the Seller as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE") or to which Seller, the Company or any Subsidiary contributes or is obligated to contribute thereunder with respect to employees or former employees of the Company or any Subsidiary ("EMPLOYEE BENEFIT PLANS").

                       (b) The Seller, the Company, the Subsidiaries and any ERISA Affiliate do not maintain, sponsor or contribute nor have any liability with respect to any benefit plan subject to Title IV of ERISA, including but not limited to a multiple employer plan subject to Sections 4063 and 4064 of ERISA or a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

                       (c) The Company has not applied for an IRS determination letter for the PSINet Inc. 401(k) Plan. Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code ("QUALIFIED PLANS") so qualifies, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

                       (d) The Seller, the Company, the Subsidiaries and any ERISA Affiliate do not maintain, sponsor or contribute to any benefit plan that has an "accumulated funding deficiency" as defined under Section 412 of the Code, or that provides health, dental, life or other welfare type benefits to existing former or future former employees, retirees or their dependents (other than in accordance with COBRA or pursuant to the agreements referenced on
SCHEDULE 4.15 of the Disclosure Schedule).

                       (e) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable), have been made available to Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 and schedules thereto, (C) the most recent summary plan descriptions and (D) all other material documents pursuant to which the Employee Benefit Plans are maintained, funded and administered.

                       (f) Except as set forth on SCHEDULE 4.10 of the Disclosure Schedule, to the Knowledge of Seller, there are no pending suits which have been instituted by current or former employees of the Company or any Subsidiary against any of the Employee Benefit Plans, the assets of any such plans or Seller, the Company or any of the Subsidiaries, or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans.

                       (g) Each of the Employee Benefit Plans has been maintained, funded and administered in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date. All contributions or premium payments which are due to each Employee Benefit Plan have been contributed or paid, and all such contributions or premium payments which are not yet due for any period ending on or before the Closing Date have been contributed, paid or accrued by the Company in accordance with the Company's past custom and practice. Except as disclosed on SCHEDULE 4.14 of the Disclosure Schedule, there are no unfunded liabilities with respect to any Employee Benefit Plan.

                       (h) Except as set forth on SCHEDULE 4.14 of the Disclosure Schedule, neither the Seller, the Company nor any Subsidiary contributes to, maintains or sponsors or has any material liability with respect to any employee benefit plan, program or arrangement applicable to employees located outside the United States (the "FOREIGN PLANS"). Each Foreign Plan is in compliance in all material respects with all Laws applicable thereto and the respective requirements of such Foreign Plan's governing documents, and the projected liabilities or obligations of the Seller, the Company and any Subsidiary under each such Foreign Plan do not exceed the assets allocated to or held in trust for such Foreign Plan.

                 4.15. Employee Matters. Except as set forth on SCHEDULE 4.15 of the Disclosure Schedule, no employee of the Company or any Subsidiary has any agreement or contract, written or oral, regarding such person's employment with the Company or any Subsidiary. To the Seller's Knowledge, no employee of the Company or any Subsidiary is in violation of any term of any employment contract, non-disclosure agreement or any other similar contract or agreement relating to the relationship of such employee to the Company or any Subsidiary, any former employer or any other party. Except as set forth in SCHEDULE 4.15 of the Disclosure Schedule, (i) no employee of the Company or any Subsidiary has been granted the right to continued employment by the Company or any Subsidiary or to any material compensation following termination of employment with the Company or any Subsidiary, and (ii) since August 30, 2000, neither the Company nor any Subsidiary has terminated the employment of any employee of the Company or any Subsidiary who is a party to an agreement providing such employee with benefits upon a termination or resignation following a change in control of the Company or any Subsidiary (a "CHANGE IN CONTROL AGREEMENT").

                 4.16. Insurance.The properties, assets, business and operations of the Company and its Subsidiaries are, in the reasonable good-faith judgment of the Company, adequately insured against all risks of a character usually insured against by companies of a similar size in the same or similar business. SCHEDULE 4.16 of the Disclosure Schedule lists all material policies of insurance to which the Company or any Subsidiary is a party or by which its assets or businesses are covered or will be covered prior to the Closing Date. There is no material claim pending with respect to the Company or any Subsidiary under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies and bonds have been paid and each of the Company and any Subsidiary is otherwise in compliance in all material respects with the terms of such policies.

                 4.17. Compliance with Laws. The Company and each Subsidiary has complied with, is not in violation of, and has not received any notices of violation with respect to, any Law governing the conduct of their respective businesses (including laws relating to the environment), except for such violations or failures to comply as would not be reasonably likely to have a Material Adverse Effect.

                 4.18. Brokers' Fees. Neither the Company nor the Purchaser, as a result of any action taken by or on behalf of the Seller or the Company, have incurred or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                 4.19. Material Contracts.

                       (a) Except for the contracts and agreements described in
SCHEDULE 4.19 of the Disclosure Schedule (collectively, the "MATERIAL CONTRACTS"), neither the Company nor any Subsidiary is a party to or bound by:

                                (i) any distributor, advertising, agency or
sales representative Contract involving payments by the Company during 2000 in excess of $50,000, or which could reasonably be expected to involve payments by the Company during 2001 in excess of $50,000;

                                (ii)   any Contract which requires aggregate
future payments by the Company or any Subsidiary of more than $250,000 per year which are not terminable by the respective company on less than ninety (90) days' notice without penalty;

                                (iii)  any exclusive, royalty-bearing or
material license from or to the Company or any Subsidiary (other than licenses for off-the-shelf computer software utilized in connection with the operation of the Company's or any Subsidiary's business);

                                (iv)   any trust indenture, mortgage, promissory
note, loan agreement or other Contract for the borrowing of money or any currency exchange, commodities or other hedging arrangement;

                                (v)    any Contract relating to the future
acquisition of any material assets or businesses;

                                (vi)   any Contract for capital expenditures in
which the remaining expenditures as of the date hereof are in excess of $100,000;

                                (vii)  other than the Confidentiality Agreement,
any Contract limiting the freedom of the Company or any Subsidiary in any material respect to engage in any line of business or to compete with any other Person, or any confidentiality, secrecy or non-disclosure Contract entered into other than in the Ordinary Course of Business;

                                (viii) any Contract pursuant to which the
Company or any Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving, in the case of any such contract, future payments of more than $250,000 per year;

                                (ix)   any Contract with any director or officer
of the Company or any Subsidiary which calls for future payments by the Company or any Subsidiary to such person in excess of $50,000;

                                (x)    any material agreement of guarantee,
support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than indemnification entered into in the Ordinary Course of Business; or

                                (xi)   any Contract with any customer or client
for the future sale of products or services which accounted for sales by the Company in excess of $1,000,000 during 2000.

                       (b) Each of the Material Contracts is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and except as set forth on SCHEDULE 4.19 of the Disclosure Schedule there is no default or alleged default under any Material Contract by the Company or any Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Subsidiary. Except as set forth on SCHEDULE
4.19 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any notice of any default by any other party under any Material Contract.

                 4.20. Labor Agreements. Neither the Company nor any Subsidiary is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and during the past twelve (12) months no labor union has requested, or to the Knowledge of the Seller, has sought to represent any of the employees, representatives or agents of the Company or any Subsidiary. There is no strike or other labor dispute involving the Company or any Subsidiary pending, or to the Knowledge of the Seller, threatened that would reasonably be likely to have a Material Adverse Effect.

                 4.21. Related Party Transactions. Except as set forth on
SCHEDULE 4.21 of the Disclosure Schedule:

                       (a) neither the Seller nor any of its respective Affiliates has outstanding any indebtedness or other similar obligations to the Company or any Subsidiary;

                       (b) neither the Seller, the Company nor any Subsidiary owns, other than as the holder of not more than ten percent (10%) of any class of securities of a Person (which securities shall have been registered under Section 12 of the Exchange Act or a similar Law), any direct or indirect interest of any kind in, or controls or is a partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier or customer of the Company or any Subsidiary, or (B) a party to any Contract with the Company or any Subsidiary; and

                       (c) no officer, director or employee of the Seller, the Company or any Subsidiary owns a controlling interest of any kind, whether directly or indirectly, in or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from any Person which is a competitor, supplier or customer of the Company or any Subsidiary.

                 4.22. Environmental Matters. (i) To the Seller's Knowledge, no real property formerly owned or currently or formerly operated by the Company or any current Subsidiary is contaminated with any Hazardous Substances to an extent or in a manner or condition which could reasonably be expected to require remediation under any Environmental Law; (ii) no judicial or administrative proceeding is pending or to the Seller's Knowledge threatened relating to liability for any off-site disposal or contamination; and (iii) the Company and its Subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and to the Seller's Knowledge there are no circumstances that could result in such claims. "ENVIRONMENTAL LAW" means any applicable federal, state or local law, regulation, order, decree, or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substance or the protection of the environment. "HAZARDOUS SUBSTANCE" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

                 4.23. Banks. SCHEDULE 4.23 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on SCHEDULE 4.23 of the Disclosure Schedule, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

                 4.24. Accounts Receivable. All accounts receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business. To the Knowledge of the Seller, all accounts receivable of the Company and the Subsidiaries reflected on the Balance Sheet are good and collectible in accordance with the past practice of the Company at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves were calculated in a manner consistent with past practice of the Company. To the Knowledge of the Seller, all accounts receivable arising after the Balance Sheet Date are or will be good and collectible in accordance with the past practice of the Company at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves were calculated in a manner consistent with past practice of the Company.

                 4.25. Indebtedness. As of the Closing Date (a) neither the Company nor any Subsidiary will have any Indebtedness and (b) except as set forth on SCHEDULE 4.25, neither the Company nor any of its Subsidiaries will owe any amounts to the Seller or any of the Seller's Subsidiaries (excluding the Company and any of its Subsidiaries).

                  4.26. Fairness Opinion. Seller has received an opinion from Goldman, Sachs & Co. to the effect that the consideration to be received by the Seller in connection with the transactions contemplated herein is fair to the Seller from a financial point of view.

                  4.27. Reasonably Equivalent Value. Seller believes that the Purchase Price it is receiving for the Shares represents reasonably equivalent value within the meaning of Section 548 of Title 11 of the U.S. Code and any applicable state statute using such term.

         5. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

                  5.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.2. Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement, the Escrow Agreement, the Transitional Services Agreement, the MCI/WorldCom Subcontract and each certificate or agreement contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the "PURCHASER DOCUMENTS"), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  5.3. Consents of Third Parties. Neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any Contract or order to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) to the Purchaser's Knowledge, constitute a violation by Purchaser of any Law applicable to Purchaser. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof except for compliance with the applicable requirements of the HSR Act.

                  5.4. Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened that question the validity of this Agreement or the Purchaser Documents or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

                  5.5. Investment Experience and Intention. Purchaser has experience in evaluating and investing in companies such that Purchaser is capable of evaluating the merits and risks of its purchase of the Shares and has the capacity to protect its own interests. Purchaser understands that a purchase of the Shares involves a high degree of risk, and there can be no assurance the Company's business objectives will be obtained. Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT") thereof. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in section 2(11) of the Securities Act). Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

                  5.6. Projections. In connection with the Purchaser's investigation of the Company, the Subsidiaries, and the transactions contemplated by this Agreement (including, without limitation, the purchase of the Shares) the Purchaser may have received and may hereafter receive from the Seller or its representatives or professional advisers estimates, projections, forecasts, plans and budget information relating thereto (collectively, the "PROJECTIONS"). The Purchaser acknowledges that there are uncertainties inherent in attempting to make Projections, that the Purchaser is familiar with such uncertainties, and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of any Projections.

                  5.7. No Other Representations and Warranties. Purchaser expressly warrants to Seller that, except for the representations and warranties made by the Seller and expressly set forth in this Agreement and the Transaction Agreements, neither the Seller nor any of Seller's Affiliates, representatives nor professional advisers have made, or shall be construed as having made to Purchaser or any of its Affiliates or representatives, and neither the Purchaser nor any Affiliate nor any representative, has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any express representation and warranty made by Seller in this Agreement or the Transaction Agreements, with respect to any other statements, documents or information heretofore or hereafter delivered to or made available to the Purchaser or to any of its Affiliates or representatives (including without limitation the Confidential Information Memorandum and the Projections), the Purchaser absent fraud or intentional misrepresentation will not assert any claim against the Seller nor any of Seller's Affiliates or any of their respective directors, officers, employees, agents, stockholders, representatives, or professional advisers, or hold the Seller or such Persons liable with respect thereto.

                  5.8. Financial Advisors. No Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                  5.9. Financing. The Purchaser, together with GTCR Fund VII, L.P., has either (i) sufficient cash and available credit facilities, or (ii) sufficient cash and firm commitments for credit facilities and equity contributions in either case in an aggregate amount sufficient to pay all of the consideration payable to the Seller as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Shares and to pay all related fees and expenses.

                  5.10 Purchaser 401(k) Plan. Purchaser either currently maintains, or shortly after Closing shall establish, a defined contribution retirement plan (the "PURCHASER 401(k) PLAN") that satisfies the requirements of a qualified retirement plan under Section 401(a) of the Code.

         6.       Further Agreements of the Parties.

                  6.1. Access to Information; Access to Employees.

                       (a) Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and the Subsidiaries and such examination of the books, records and financial condition of the Company and the Subsidiaries (including access to the Company's independent certified public accountants and their work papers generated in connection with their preparation of the Audited Financial Statements) as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and Seller shall cooperate, and shall cause the Company and the Subsidiaries to cooperate, fully therein. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and the Subsidiaries, Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such representatives in connection with such review and examination.

                       (b) Except as and in the manner specifically agreed to in writing by the Seller, between the date hereof and the Closing Date, Purchaser shall not, and shall not permit its representatives, consultants and agents to, communicate with employees, customers or suppliers of the Company with respect to the transactions contemplated by this Agreement or the business of the Company. The Seller understands and agrees that, between the date hereof and the Closing Date, the Seller and Purchaser shall use commercially reasonable efforts to jointly meet with First Data Corporation to discuss an amendment to the existing contract between the Company and such customer.

                  6.2. Confidentiality. The parties acknowledge that certain of the Purchaser's Affiliates and Seller previously executed a confidentiality agreement (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing. In addition, the Seller agrees that the terms and conditions of the transactions contemplated hereby and information exchanged in connection with the execution hereof shall be subject to the same standard of confidentiality as set forth in the Confidentiality Agreement as if the Seller were the receiving party of the confidential information, except that the exclusion therein with respect to information which is already in the possession of the receiving party shall not apply to information in the possession of the Seller relating to the Company or any Subsidiary. If and to the extent that such agreements are assignable, the Seller hereby assigns to the Company, effective on the Closing Date, its entire right, title and interest in and to any confidentiality agreements entered into by the Seller and other potential purchasers of the Shares.

                  6.3. Conduct of the Business Pending the Closing. Except as set forth in SCHEDULE 6.3 of the Disclosure Schedule, as required by Law, as otherwise expressly contemplated by this Agreement, or with the prior written consent of Purchaser, from the date hereof through and including the Closing Date, Seller shall and shall cause the Company and the Subsidiaries to:

                       (a) conduct the respective businesses of the Company and the Subsidiaries (including without limitation collecting accounts receivable and paying accounts payable) only in the Ordinary Course of Business;

                       (b) not repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary; not transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or any Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the Company's or any Subsidiary's capital stock or other securities;

                       (c) not effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any Subsidiary;

                       (d) not amend the Certificate of Incorporation or the By-Laws, or the certificate of incorporation or by-laws of any Subsidiary;

                       (e) use its commercially reasonable efforts to preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and the Subsidiaries;

                       (f) not (i) increase the compensation payable or to become payable by the Company or any Subsidiary to any of their respective directors, officers, employees, agents or representatives, (ii) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or the Subsidiaries or (iii) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or a Subsidiary is a party or involving a director, officer or employee of the Company or a Subsidiary in his or her capacity as a director, officer or employee of the Company or a Subsidiary;

                       (g) except for trade payables incurred in the Ordinary Course of Business, not create, incur, acquire or assume or become subject to, or agree to incur or become subject to, any debt or other obligation for borrowed money on behalf of the Company or any Subsidiary;

                       (h) not subject to any Lien (except for Liens incurred in the Ordinary Course of Business that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company or any Subsidiary;

                       (i) not acquire any material properties or assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets;

                       (j) not cancel or compromise any debt or claim or waive or release any material right of the Company or any Subsidiary;

                       (k) not enter into any commitment for capital expenditures of the Company or the Subsidiaries in which the remaining expenditures are in excess of $100,000 individually or $300,000 in the aggregate;

                       (l) not enter into, modify or terminate any labor or collective bargaining agreement of the Company or the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or the Subsidiaries;

                       (m) not terminate the employment of any employee of the Company or any Subsidiary who is a party to a Change in Control Agreement; or

                       (n) not permit the Company or any Subsidiary to enter into or agree to enter into any merger or consolidation with any corporation or other entity.

                  6.4. Filings with Governmental Bodies. As promptly as practicable after the execution of this Agreement, and in any event within three
(3) Business Days after the date hereof, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required under the HSR Act, shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other and shall use commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the appropriate Governmental Bodies for additional information or documentation. Each party hereto agrees to use its best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information. The parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the Laws of any Governmental Body. Seller and Purchaser shall bear equally all filing fees required to be paid in connection with compliance with the HSR Act.

                  6.5. No Solicitation. From the date hereof through and including the Closing Date, the Seller will not, and will not cause or permit the Company or any of the Company's representatives to, directly or indirectly,
(i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any material transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company or any Subsidiary other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION"), (ii) facilitate, encourage, solicit, initiate or participate in discussions, negotiations or submissions of proposals or offers in respect of a proposed Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or any Subsidiary in connection with a proposed Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

                  6.6. Preservation of Records. The Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the respective businesses of the Company and the Subsidiaries for a period of three (3) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller, the Company or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement, each of the other Transaction Agreements, each of the other Purchaser Documents, and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or the Purchaser wish to destroy such records after that time, such party shall first give thirty (30) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that thirty (30) day period, to take possession of the records within thirty (30) days after the date of such notice.

                  6.7. Commercially Reasonable Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary Permits, and to effect all necessary registrations and filings and to obtain all necessary consents of Governmental Bodies and other third parties necessary for the parties to consummate the transactions contemplated hereby. If and when requested by the Seller, the Purchaser shall, and shall cause each of its Affiliates (including, without limitation, John McDonnell and other members of the management team of the Company which the Purchaser intends to install after the Closing) to, promptly after the date hereof, use commercially reasonable efforts to assist the Seller to obtain the written consent of the lessors under the Chantilly Lease and the Reston Lease to the change in control of the Company contemplated hereby.

                  6.8. Employee Benefit Plans; 401(k) Plans.

                       (a) Effective as of the Closing Date, all Employee Benefit Plans sponsored or maintained by Seller shall cease to cover former and current employees (as well as their spouses or dependents) of the Company or any Subsidiary, except with respect to former employees (as well as their spouses or dependents) the coverage required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA will continue to be administered by Seller at the employee's cost pursuant to Seller's employee benefit plans. Effective on the Closing Date, Purchaser, the Company, and each Subsidiary shall assume all responsibility for providing the coverage required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA for all current employees (including their covered spouses, former spouses and dependents) of the Company and each Subsidiary, who experience a qualifying event for such coverage on or after the Closing Date.

                       (b) Commencing on the Closing Date and for a period of at least two (2) years after the Closing Date, the Purchaser shall cause the Company and the Subsidiaries to provide benefits, in the aggregate, to the current employees of the Company and the Subsidiaries (collectively, the "COMPANY EMPLOYEES") that are substantially similar in the aggregate, to the benefits provided under the Employee Benefit Plans immediately prior to the Closing Date. Notwithstanding the foregoing, nothing herein shall require: (A) the continuation of any Employee Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); or (B) constitute any obligation on the part of the Company or any of its Affiliates to change the employment status of any of the Company Employees to other than "at will"; (C) constitute any obligation on the part of the Company or any of its Affiliates to provide any Company Employee with any retention bonus, change in control and/or severance rights other than pursuant to existing agreements with the Company; or
(D) the Company or any of its Affiliates to assume any obligations with respect to any existing options granted to Company Employees (and the existence of any such options shall not be taken into consideration for purposes of determining whether any Company Employee is provided with substantially similar benefits after the Closing Date).

                       (c) With respect to any employee benefit plans in which the Company Employees may be eligible to participate after the Closing Date, the Company and the Subsidiaries shall: (A) not impose any limitations more onerous than those currently in effect under the Employee Benefit Plans as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees; and
(B) recognize all service of the Company Employees with the Company and the Subsidiaries for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit and entitlement for benefits), to the same extent taken into account under a comparable Employee Benefit Plan immediately prior to the Closing Date.

                       (d) Within forty-five (45) days after the Closing Date, the Seller shall, in accordance with the applicable provisions of ERISA and the Code (including, but not limited to Section 414(l) of the Code), cause the assets and the liabilities of the PSINet Inc. 401(k) Plan attributable to the accounts (whether or not vested) of each Company Employee (or the beneficiaries or alternate payee(s) of each Company Employee) to be transferred by the trustee of the PSINet Inc. 401(k) Plan to the trustee of the Purchaser 401(k) Plan. Such transfer of assets from the PSINet Inc. 401(k) Plan to the Purchaser 401(k) Plan shall be in cash except that any promissory notes or other evidences of indebtedness with respect to outstanding loans made to Company Employees under the PSINet Inc. 401(k) Plan shall be transferred in kind, and shall be made as of and as soon as practicable after a valuation date mutually selected by the Seller and Purchaser. Such transfer shall account appropriately for earnings and/or losses during the period from the applicable valuation date to the actual date of transfer ("TRANSFER DATE"). Purchaser and Seller shall use commercially reasonable efforts to ensure that any loan balances outstanding under the PSINet Inc. 401(k) Plan with respect to any Company Employee shall be transferred to the Purchaser 401(k) Plan without acceleration or default.

                  6.9. Public Disclosure or Communications. From the date hereof through and including the Closing Date, except to the extent required by Law or accounting requirements:

                       (a) neither Purchaser, nor the Seller nor the Company shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the consent of the other parties (which consent shall not be unreasonably withheld). In the event any such public announcement, release or disclosure is required by Law or accounting requirements, the parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text. Nothing contained in this Section 6.9 shall prohibit the parties from disclosing the existence (but not the material terms) of this Agreement and the consummation of the transactions contemplated herein; and

                       (b) Purchaser shall not (except with respect to the HSR
Act) communicate with any government official with respect to the Company, the Seller, or the transactions contemplated by this Agreement, without the Seller's prior consent.

                 6.10. Notices of Certain Events. Prior to the Closing, Seller shall promptly notify the Purchaser in writing of:

                       (a) any variances from the representations and warranties contained in Section 4 hereof or any breach of any covenant hereunder by the Seller or the Company;

                       (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                       (c) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

                       (d) any actions, suits, claims, investigations or proceedings commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Seller, the Company or any Subsidiary, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4 or that relate to the consummation of the transactions contemplated by this Agreement.

                 6.11. Noncompetition and Nonsolicitation Obligation. In consideration of the Purchaser buying the Shares for the Purchase Price Seller hereby agrees that:

                       (a) During the period from the Closing Date to and including the second anniversary of the Closing Date (the "NONCOMPETE AND NON-SOLICITATION PERIOD"), Seller shall not directly or indirectly, own any interest in, manage, control, participate in, or in any manner engage in any Competitive Business (as hereinafter defined) that any of the Company or its Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Company and its Subsidiaries conducts that Competitive Business as of the Closing Date; provided, however, that ownership of less than 5% of the outstanding stock of any publicly-traded corporation and continued ownership by the Seller or any Affiliates of any securities held as of the date hereof shall not violate this provision; and provided further that, for greater certainty and without limitation, nothing herein shall prevent the Seller or any Affiliates from undertaking, carrying on or being engaged in any business which operations include providing e-commerce applications as part of an overall Web hosting service offering to its customers. As used in this Section 6.11, the term "COMPETITIVE BUSINESS" shall mean (i) providing telecommunications services that link merchants with transaction processing companies for the primary purpose of authentication and verification of transactions, (ii) building or operating an SS7 network, or (iii) building or operating an extranet specifically designed for trading of securities between financial institutions.

                       (b) During the Noncompete and Non-Solicitation Period, Seller shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, provided that the foregoing shall not prohibit the Seller or any other entity from hiring or offering employment to any such employee who contacts the Seller initially in response to a general advertisement for employment; (ii) hire any person who was a senior management employee of the Company or any of its Subsidiaries within 180 days prior to the time such senior management employee was hired by such Seller or such entity; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary.

                       (c) The parties hereto acknowledge and agree that the covenants set forth in this Section 6.11 are reasonable with respect to period, geographical area and scope. Notwithstanding anything in this Section 6.11 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 6.11 are found by an order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Seller agrees that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties hereto that the restrictions contained herein shall be effective to the fullest extent permissible. The Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.11 and that, in such event, Purchaser or its successors or assigns shall, in addition to any other rights and remedies existing in its favor, be entitled to specific performance, or injunctive relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 6.11, provided that the Seller is found to have breached the provisions of this
Section 6.11. Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by the Seller of any of the provisions of this Section 6.11, the Noncompete and Non-Solicitation Period will be tolled for the Seller until such alleged breach or violation is resolved; provided that if the Seller is found to have not materially breached the provisions of this Section 6.11, then the Noncompete and Non-Solicitation Period will not be deemed to have been tolled.

                       (d) Notwithstanding anything in this Section 6.11 to the contrary, the provisions of this Section 6.11 shall terminate in the event that the Seller is acquired by, sells all or any material portion of its assets to, merges with or completes any other transaction of a similar nature with, any entity that is engaged in the Competitive Business, and the Purchaser will not assert any claim against the Seller or any of its Affiliates, their successors or assigns, or any purchaser or acquiror by reason of or in connection with any such transaction; provided that, if the Seller sells less than all of its assets and has not been dissolved, this Section 6.11 shall continue to apply to the Seller until the earlier of: (i) the date that such remaining assets are sold;
(ii) the date of dissolution of the Seller; or (iii) the expiration of the Noncompete and Non-Solicitation Period.

                 6.12. MCI/WorldCom Subcontract. The Seller and the Company shall execute and deliver at the Closing the MCI/WorldCom Subcontract, in form and substance as set forth in EXHIBIT 6.12 attached hereto (the "MCI/WORLDCOM SUBCONTRACT"). The parties agree to jointly negotiate in good faith a termination, on mutually acceptable terms, of the Telecommunications Services Agreement, dated as of November 1, 2000, between the Seller and MCI WorldCom Network Services, Inc. ("MCI WORLDCOM"), and separate agreements, on mutually acceptable terms, with MCI/WorldCom relating to the subject matter of such Telecommunications Services Agreement.

                  6.13. Closing Documents. The Seller and the Purchaser shall execute and deliver at the Closing (a) the Transitional Services Agreement, in form and substance as set forth in EXHIBIT 6.13 attached hereto (the "TRANSITIONAL SERVICES AGREEMENT"); and (b) the Escrow Agreement.

         7.       Conditions to Closing.

                  7.1. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase the Shares at Closing and deliver the Purchase Price shall be subject to the satisfaction (or waiver by the Purchaser) of each of the following conditions at or before Closing:

                       (a) Delivery of Documents. The Seller shall have delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, the following:

                                (i)   stock certificates representing the
Shares, duly endorsed in blank or accompanied by stock transfer powers;

                                (ii)  written resignations of each of the
directors of the Company and the Subsidiaries, substantially in the form of
Exhibit 7.1(a)(ii);

                                (iii) a certificate of the Secretary of the
Seller dated the Closing Date certifying as to the accuracy of resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, or if no such resolutions are required, a statement to that effect and describing the actual authorization;

                                (iv)  a certificate, substantially in the form
of Exhibit 7.1(a)(iv) of an officer of the Seller, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Sections 7.1(b) and (c);

                                (v)   written consents for the assignment of the
leases for real property located at 4115 Pleasant Valley Road, Suite 600, Chantilly, Virginia 20151 (the "CHANTILLY LEASE") and 1939 Roland Clarke Place, Reston, Virginia 20191 (the "RESTON LEASE") in the form of Exhibit 7.1(a)(v);

                                (vi)  the Transitional Services Agreement; and

                                (vii) the Escrow Agreement.

                       (b) Compliance with Agreements. The Seller and the Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein and in each of the other Transaction Agreements which are required by the terms hereof or thereof to be performed or complied with by the Company on or before the Closing Date.

                       (c) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement and in any of the other Transaction Agreements shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, without regard to any disclosure made under Section 6.10, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Seller, reasonably be expected to have a Material Adverse Effect; provided that any representation or warranty of the Seller contained herein or therein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining whether this Section 7.1(c) has been satisfied with respect to such representation or warranty.

                       (d) HSR Act. The waiting period, if any, under the HSR Act applicable to the transactions contemplated hereby shall have terminated.

                       (e) Legal Proceedings. No action, suit or proceeding shall have been instituted against any of the parties to this Agreement and remain pending before any court of competent jurisdiction or Governmental Body wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

                       (f) Bankruptcy. No Bankruptcy Event shall have occurred.

                       (g) FDC Relationship. Notwithstanding any other provision of this Agreement to the contrary, the parties understand and agree that the termination for any reason of the business relationship between the Company and First Data Corporation or any of its Affiliates shall in no event constitute a breach by the Seller of any representation, warranty, agreement, covenant or condition contained herein or in any Transaction Agreement, and any such termination or similar occurrence shall be disregarded for purposes of determining whether Section 7.1(b) or Section 7.1(c) has been satisfied.

                  7.2. Conditions to the Obligations of the Seller. The obligation of the Seller to sell the Shares to the Purchaser at the Closing shall be subject to the satisfaction (or waiver by the Seller) of each of the following conditions at or before the Closing:

                       (a) Delivery of Documents. The Purchaser shall have delivered to the Seller, in form and substance reasonably satisfactory to the Seller, the following:

                                (i)   a certificate of the Secretary of the
Purchaser dated the Closing Date certifying as to the accuracy of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby, or if no such resolutions are required, a statement to that effect and describing the actual authorization;

                                (ii)  a certificate, substantially in the form
of Exhibit 7.2(a)(ii), of an officer of the Purchaser, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Sections 7.2(b) and (c);

                                (iii) the Transitional Services Agreement;

                                (iv)  the Escrow Agreement; and

                                (v)   the MCI/WorldCom Subcontract.

                       (b) Compliance with Agreements. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein and in each of the other Purchaser Documents which are required by the terms hereof or thereof to be performed or complied with by the Purchaser on or before the Closing Date.

                       (c) Representations and Warranties. All of the representations and warranties of the Purchaser contained herein or in any of the other Purchaser Documents shall be true and correct in all material respects on and as of the Closing Date, except those representations and warranties of the Purchaser that speak of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date.

                       (d) HSR Act. The waiting period, if any, under the HSR Act applicable to the transactions contemplated hereby shall have terminated.

                       (e) Legal Proceedings. No action, suit or proceeding shall have been instituted against any of the parties to this Agreement and remain pending before any court of competent jurisdiction or Governmental Body wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

         8.       Indemnification.

                  8.1. Survival. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any Transaction Agreement or Purchaser Document shall expire upon the Closing and any claims or actions with respect thereto shall terminate on the Closing Date; provided that
(i) the representations and warranties contained in Sections 4.1(a), 4.2, 4.3, 4.4(a), 4.7, 4.13, 4.14, and 4.18 shall survive the execution and delivery of this Agreement and the Closing hereunder until ninety (90) days after the applicable statute of limitations has expired with respect to any breach thereof and (ii) the representations and warranties contained in Sections 4.6, 4.8(a), 4.11(a), 4.15, 4.17, 4.19, 4.21 and 4.25 shall survive the execution and delivery of this Agreement, and the Closing hereunder for twelve (12) months after the Closing Date. The representations and warranties covered in clauses
(i) and (ii) are collectively, the "SURVIVING WARRANTIES." All covenants and agreements made by any party hereunder which are to be performed on or prior to the Closing Date shall, if duly performed or knowingly waived, expire on the Closing Date and all such covenants and agreements not so duly performed or knowingly waived and all covenants and agreements made by any party hereunder (including, without limitation, this Section 8 which is to be performed after the Closing Date, shall survive until ninety (90) days after the applicable statute of limitations therefor has expired with respect of any breach thereof). The foregoing respective expiration dates, if any, for the survival of the representations and warranties and covenants contained herein, are each referred to as the "EXPIRATION DATE."

                  8.2. Indemnification by Seller. The Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates, directors, officers, employees, agents, representatives, successors and assigns from and against any and all losses, liabilities, damages, judgments, settlements and expenses (including reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of its or their rights hereunder (collectively, "DAMAGES")) that arise out of, result from or are related or incidental to:

                                (i)   any misrepresentation or breach of any
Surviving Warranty on the part of Seller;

                                (ii)  any non-fulfillment or breach of the
covenants on the part of the Seller or, prior to the Closing, the Company under this Agreement;

                                (iii) any claim by any Person with respect to,
or arising as a result of, any proposed Acquisition Proposal prior to the Closing Date with any Person other than the Purchaser;

                                (iv)  the item disclosed on SCHEDULE 4.8 of the
Disclosure Schedule; item 2 disclosed on SCHEDULE 4.10 of the Disclosure Schedule; and item 2 disclosed on SCHEDULE 4.13 of the Disclosure Schedule; and

                                (v)   item 6 disclosed on SCHEDULE 4.10 of the
Disclosure Schedule (the "PETERS CLAIM") (but only with respect to the first $100,000 of Damages arising therefrom and 70% of any additional Damages arising therefrom); PROVIDED, HOWEVER, that the parties hereby agree that the Purchaser shall have the right, on behalf of the Company, to control the negotiation of a settlement of the Peters Claim from the date hereof until such time as an arbitration or litigation is filed or commenced ("PRE-ARBITRATION SETTLEMENT"), subject, in the case of any proposed settlement that does not include an unconditional release of Seller and its Affiliates from all liability with respect to the Peters Claim, to the consent of the Seller, which such consent shall not be unreasonably withheld or delayed, and in the event of any such Pre-Arbitration Settlement, the aggregate liability of the Seller hereunder with respect to the Peters Claim (including the first $100,000 of Damages arising therefrom and 70% of any additional Damages arising therefrom) shall in no event exceed $600,000.

                  8.3. Indemnification by Purchaser. The Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates, directors, officers, employees, agents, representatives, successors and assigns from and against any and all Damages that arise out of, result from or are related or incidental to any breach by the Purchaser of any of its representations and warranties or covenants contained in this Agreement or any of the other Purchaser Documents.

                  8.4. Limitations of Liability. No indemnifying party shall be liable to an indemnified party for any breach of the representations and warranties contained in Sections 4.4, 4.5, 4.6, 4.8, 4.9, 4.10, 4.11, 4.12,
4.13, 4.14, 4.15, 4.16, 4.17, 4.19, 4.20, 4.21. 4.22, 4.23 and 4.24 hereunder unless and until any Damages incurred collectively by all the indemnified parties as the result of any such breaches exceed $2,000,000 (the "THRESHOLD AMOUNT"). The Threshold Amount shall be calculated after the deduction of any Tax benefits or insurance recoveries realized by such indemnified party as a result thereof, and such indemnified party shall only be entitled to claim the excess, if any, above the Threshold Amount. In no event shall the aggregate liability of the Seller under this Agreement with respect to the representations and warranties (other than representations and warranties contained in Section 4.25, which shall not be subject to the Cap) exceed 50% of the Purchase Price (the "CAP"). Except with regard to compensation for claims paid to third parties, no indemnifying party shall have any liability to an indemnified party for any punitive damages, indirect, incidental or consequential loss or damages including, without limitation, loss of revenue or loss of profits.

                  8.5. Notice of Claims. An indemnified party shall give the indemnifying party prompt notice of any third-party claim (including, but not limited to, any Tax audit examination or proceeding) that may give rise to any indemnification obligation under this Section 8 and the indemnifying party shall (except as set forth below) have the right to assume and control the defense (at its expense and with the cooperation of the indemnified party, including the provision of any power of attorney requested by the indemnifying party in connection with any Tax audit, examination or proceeding) and settlement of any such claim through the indemnifying party's own counsel or through other counsel reasonably acceptable to the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume control of any third party proceeding and shall pay the fees and expenses of counsel retained by the indemnified party if (i) the third party proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (ii) the claim seeks an injunction or equitable relief against the indemnified party. With respect to the actions, lawsuits, investigations, proceedings and other claims that are the subject of the foregoing sentence, the indemnifying party shall have the right to retain its own counsel (but the fees and expenses of such counsel shall be at the expense of the indemnifying party) and participate therein, and no indemnifying party shall be liable for any settlement of any such action, proceeding or claim without its written consent (which consent shall not be unreasonably withheld). The indemnified party, together with any other indemnified parties, may retain one additional counsel to represent the interests of all of such indemnified parties at their own expense if (i) under applicable standards of professional conduct, a conflict with respect to any significant issue between such indemnified parties and the indemnifying party exists or is reasonably likely to arise in respect of such third-party claim, or
(ii) the claim, if adversely determined, would not entitle the indemnified party to full indemnity pursuant to this Section 8 by reason of the Threshold Amount, any cap or otherwise. Whether or not the indemnifying party elects to assume the defense of such claim, the indemnifying party shall pay the reasonable fees and expenses of one counsel selected by such indemnified parties in respect of such claim. Notwithstanding the foregoing, without such indemnified parties' written consent, the indemnifying party shall not settle any action or proceeding which does not provide such indemnified parties a full, unconditional release from all liability with respect to such claim by each claimant or plaintiff in a form reasonably acceptable to such indemnified parties' counsel, nor will the indemnifying party consent to any injunctive relief affecting any indemnified party.

                  8.6. Exclusive Remedy. Except for equitable remedies (including without limitation injunctive relief) and in the absence of fraud, the parties hereto acknowledge and agree that the sole and exclusive remedy of the Purchaser indemnified parties and the Seller indemnified parties, as the case may be, from and after the Closing Date with respect to any Damages whatsoever and any and all claims for any breach or liability under this Agreement or any of the Transaction Agreements or Purchaser Documents and transactions contemplated hereby and thereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, the Purchaser and the Seller each hereby waive on their own behalf and on behalf of each other applicable indemnified party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or they may have against the Seller or Purchaser, as the case may be, arising under or based upon any Federal, state or local laws (including, without limitation, any such rights, claims or causes of action arising under any state or Federal securities laws) other than any and all rights, claims and causes of actions it or they may have to enforce the provisions of this Section 8.

         9.       Miscellaneous.

                  9.1. Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Purchaser.

                  9.2. Certain Definitions.

                       "Accounting Firm" shall have the meaning as set forth in
Section 2.4(b) hereto.

                        "Acquisition Transaction" shall have the meaning as set forth in Section 6.5 hereto.

                        "Affiliate" shall have the meaning specified by Rule 12(b) under the Securities Exchange Act of 1934.

                        "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income tax law).

                        "Agreement" shall have the meaning as set forth in the preamble of this agreement.

                        "Allocation" shall have the meaning as set forth in
Section 2.6(a) hereto.

                        "Balance Sheet" means the audited consolidated balance sheet of the Company and the Subsidiaries as at the Balance Sheet Date.

                        "Balance Sheet Date" means December 31, 2000.

                        "Bankruptcy Event" shall mean, with respect to the Seller, (i) the commencement of any case, proceeding or other action (A) under any law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Seller, or seeking to adjudicate the Seller a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Seller or its debts, (B) seeking the appointment of a receiver, trustee, custodian, conservator or other similar official for the Seller or its assets, or (ii) the making of a general assignment for the benefit of the Seller's creditors.

                        "Base Cash Amount" shall have the meaning as set forth in Section 2.1(a) hereto.

                        "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

                        "By-Laws" means the By-Laws of the Company, as amended to date.

                        "Cap" shall have the meaning as set forth in Section 8.4 hereto.

                        "Cash" shall have the meaning as set forth in Section 2.3(a) hereto.

                        "Cash Amount" shall have the meaning as set forth in
Section 2.1 hereto.

                        "Cash Target" shall have the meaning as set forth in
Section 2.1(c) hereto.

                        "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended to date.

                        "Change in Control Agreement" shall have the meaning as set forth in Section 4.15 hereto.

                        "Chantilly Lease" shall have the meaning as set forth in
Section 7.1(v) hereto.

                        "Closing" shall have the meaning as set forth in Section
3.1 hereto.

                        "Closing Balance Sheet" shall have the meaning as set forth in Section 2.4(a) hereto.

                        "Closing Cash" shall have the meaning as set forth in
Section 2.4(a) hereto.

                        "Closing Cash Amount" shall have the meaning as set forth in Section 2.2(a) hereto.

                        "Closing Date" shall have the meaning as set forth in
Section 3.1 hereto.

                        "COBRA" means the health care continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and of any similar state law.

                        "Code" means the Internal Revenue Code of 1986, as amended.

                        "Company" shall have the meaning as set forth in the preamble to this Agreement.

                        "Company Employee" shall have the meaning as set forth in Section 6.8(b) hereto.

                        "Confidential Information Memorandum" means the document so named with respect to the Company dated December 14, 2000.

                        "Confidentiality Agreement" shall have the meaning as set forth in Section 6.2 hereto.

                        "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

                        "Damages" shall have the meaning as set forth in Section
8.2 hereto.

                        "Disclosure Schedule" means the schedule attached to and forming part of this Agreement.

                        "Dispute Notice" shall have the meaning as set forth in
Section 2.4(b) hereto.

                        "Employee Benefit Plans" shall have the meaning as set forth in Section 4.14(a) hereto.

                        "Environmental Law" shall have the meaning as set forth in Section 4.22 hereto.

                        "Equity Interest" shall have the meaning as set forth in
Section 4.4(a) hereto.

                        "ERISA" shall have the meaning as set forth in Section 4.14(a) hereto.

                        "ERISA Affiliate" shall have the meaning as set forth in
Section 4.14(a) hereto.

                        "Estimated Cash" shall have the meaning as set forth in
Section 2.3 hereto.

                        "Expiration Date" shall have the meaning as set forth in
Section 8.1 hereto.

                        "Financial Statements" means the Balance Sheet and the audited consolidated statement of operations and consolidated statement of cash flows for the Company and the Subsidiaries for the year ended December 31, 2000, and the related report of PricewaterhouseCoopers LLP thereon (the "Year-end Financial Statements"), each of which is attached as SCHEDULE 4.8 of the Disclosure Schedule.

                        "Foreign Plans" shall have the meaning as set forth in
Section 4.14(h) hereto.

                        "GAAP" means accounting principles generally accepted in the United States applied on consistent basis throughout the periods indicated.

                        "Governmental Body" means any government or governmental or quasi-governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, municipal or foreign, or any agency, multi-national organization, instrumentality or authority thereof, or any court or other tribunal or arbitrator (public or private).

                        "Hazardous Substance" shall have the meaning as set forth in Section 4.22 hereto.

                        "HSR Act" shall have the meaning as set forth in Section 4.6(b) hereto.

                        "Improvements" shall have the meaning as set forth in
Section 4.11(b) hereto.

                        "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a

Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness for borrowed money guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse) other than any guarantee between the Company and any Subsidiary or between or among any Subsidiaries, (v) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vi) any indebtedness between the Company or any Subsidiary and the Seller, or between the Company or any Subsidiary on one hand and any of the Seller's Affiliates (other than the Company and the Subsidiaries) on the other hand, and (vii) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (vi) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid at Closing. Indebtedness shall in no event include any trade payable and other current liabilities incurred in the Ordinary Course of Business.

                        "Intellectual Property" shall have the meaning as set forth in Section 4.12(a) hereto.

                        "Item of Dispute" shall have the meaning as set forth in
Section 2.4(b) hereto.

                        "Knowledge of the Purchaser" or "Purchaser's Knowledge" means the actual knowledge of those executive officers of the Purchaser responsible for overseeing the function of the Purchaser's business that is the subject of such representation or warranty.

                        "Knowledge of the Seller" or "Seller's Knowledge" means the actual knowledge of those executive officers of the Seller set forth on
SCHEDULE 9.2 of the Disclosure Schedule.

                        "Law" means any federal, state, local or foreign law (including common law), statute, code ordinance, rule, regulation, judicial order or other requirement.

                        "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

                        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or any other exercise of any attributes of ownership.

                        "Material Adverse Effect" means any event or series of events which individually or in the aggregate with all other events has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, in any case, taken as a whole, provided, however, that the term "Material Adverse Effect" shall not include any effect attributable to (i) any event, occurrence, circumstance or trend, including but not limited to a continued or related diminution in value, relating to the Company, its business, financial condition or results of operations of the Seller existing and known to Purchaser as of the date hereof; (ii) a change (after the date hereof) in Law or GAAP or the interpretation thereof that applies to the Purchaser, the Seller, the Company, or any Subsidiary; (iii) any change or event relating to the economy of any nation or region in which the Company or any Subsidiary operates, business conditions or securities markets in general; (iv) any change or event relating to the industries in which the Company or any Subsidiary operates in general; and (v) any change or event relating to this Agreement, the execution hereof or any announcement of any of the transactions which are the subject of this Agreement. Solely for purposes of this definition, the term "known to Purchaser" shall include any information which has been publicly disclosed prior to the date hereof and any information contained in the data room for the transaction, disclosed to representatives of the Purchaser during the management presentations for the transaction or reflected in the Disclosure Schedule.

                        "Material Contracts" shall have the meaning as set forth in Section 4.19(a) hereto.

                        "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

                        "Ordinary Course of Business" means the ordinary course of business, consistent with past practice (including with respect to quantity and frequency).

                        "Permits" means any approvals, authorizations, consents, licenses, franchises, permits or certificates.

                        "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                        "Projections" shall have the meaning as set forth in
Section 5.6 hereto.

                        "Purchase Price" shall have the meaning as set forth in
Section 2.1 hereto.

                        "Purchaser" shall have the meaning as set forth in the preamble of this Agreement.

                        "Purchaser Documents" shall have the meaning as set forth in Section 5.2 hereto.

                        "Purchaser 401(k) Plan" shall have the meaning as set forth in Section 5.10 hereto.

                        "Qualified Plans" shall have the meaning as set forth in
Section 4.14(c) hereto.

                        "Reston Lease" shall have the meaning as set forth in
Section 7.1(v) hereto.

                        "Securities Act" shall have the meaning as set forth in
Section 5.5 hereto.

                        "Section 338 Forms" shall have the meaning as set forth in Section 2.6(a) hereto.

                        "Section 338(h)(10) Election" shall have the meaning as set forth in Section 2.6(a) hereto.

                        "Seller" shall have the meaning as set forth in the preamble of this Agreement.

                        "Share" or "Shares" shall have the meaning as set forth in the first recital paragraph of this Agreement.

                        "Straddle Period" shall have the meaning as set forth in
Section 9.5(a) hereto.

                        "Subsidiary" means any Person of which a majority of the outstanding voting securities are owned directly or indirectly by the Company.

                        "Surviving Warranties" shall have the meaning as set forth in Section 8.1 hereto.

                        "Tax" and "Taxes" shall have the meaning as set forth in
Section 4.13(e) hereto.

                        "Tax Authority" shall have the meaning as set forth in
Section 4.13(e) hereto.

                        "Tax Return" shall have the meaning as set forth in
Section 4.13(e) hereto.

                        "Taxable" shall have the meaning as set forth in Section 4.13(e) hereto.


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

                        "Threshold Amount" shall have the meaning as set forth in Section 8.4 hereto.

                        "Transaction Agreements" shall have the meaning as set forth in Section 4.2 hereto.

                        "Transfer Date" shall have the meaning as set forth in
Section 6.8(d) hereto.

                        "Transitional Services Agreement" shall have the meaning as set forth in Section 6.13 hereto.

                  9.3. Expenses. Except as otherwise provided in this Agreement, Seller shall bear the respective expenses of Seller, the Company and the Subsidiaries, and Purchaser shall bear its own expenses, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and in connection with the consummation of the transactions contemplated hereby and thereby and all obligations required to be performed by each of them hereunder and thereunder.

                  9.4. Specific Performance. Seller acknowledges and agrees that the Shares and the Company are unique and that Purchaser may not have an adequate remedy at law for Seller's breach of this Agreement. Therefore, the obligations of Seller under this Agreement, including, without limitation, Seller's obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  9.5. Tax Matters

                       (a) Tax Returns. Purchaser shall prepare and file all Tax Returns (including any amendments thereto) of the Company and any Subsidiary for any Taxable period beginning before and ending after the Closing Date (a "STRADDLE PERIOD"). Seller shall prepare and file all Tax Returns (including any amendments thereto) of the Company and any Subsidiary for any Taxable period that ends on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Law. If the Seller is required to file any Tax Return on behalf of the Company or any Subsidiary after the Closing Date, Seller shall permit the Purchaser to review and comment on each such Tax Return at least fifteen (15) days prior to the date such Tax Return is filed. Each of Purchaser, the Company and the Seller will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return.

                       (b) Straddle Period Tax Payments. Seller shall be responsible for the payment of Taxes of the Company and any Subsidiary allocable to the portion of a Straddle Period which begins before and ends on the Closing Date, and the Company and its Subsidiaries shall be responsible for the payment of Taxes for the remaining portion of the Straddle Period. For purposes of this
Section 9.5(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Tax period beginning before and ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

                       (c) Cooperation on Tax Matters. Purchaser shall inform Seller of those aspects of audits, examinations or proceedings relating to the Company that are solely related to the liability for any Taxes for which Seller could be required to indemnify the Company or any Subsidiary pursuant to this Agreement. Purchaser shall not settle, compromise or otherwise resolve any such potential liability without the consent of Seller, which consent shall not be unreasonably withheld. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                       (d) Section 1445 Affidavit. Seller shall furnish to Purchaser on or before the Closing a non-foreign person affidavit in accordance with Section 1445 of the Code and the regulations thereunder.

                       (e) Tax Sharing Agreements. All Tax allocation, Tax sharing and similar agreements (other than this Agreement) with respect to or involving the Company or any Subsidiary shall be terminated on or prior to the time of the Closing, and after such time, neither the Company nor any Subsidiary or the Purchaser will have any liability thereunder.

                  9.6. Submission to Jurisdiction; Consent to Service of
Process.

                       (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

                       (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.10.

                  9.7. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and the other Transaction Agreements and Purchaser Documents) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

                  9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

                  9.9. Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

                  9.10. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or by overnight mail, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                    If to Seller, to:

                    PSINet Inc.
                    44983 Knoll Square
                    Ashburn, VA 20147
                    Attention:  Kathleen B. Horne, Executive Vice President and
                                General Counsel
                    Facsimile: (703) 397-5349

                    With a copy to:

                    Nixon Peabody LLP
                    401 Ninth Street, N.W.
                    Washington, DC 20004
                    Attention: John Partigan, Esq.
                    Facsimile: (202) 585-8080

                    If to the Company, to:

                    PSINet Transaction Solutions
                    1939 Rowland Clark Place
                    Reston, VA 20191
                    Attention: Rod Lyman, President and COO
                    Facsimile: (703) 453-8405

                    With a copy to:

                    PSINet Inc.
                    44983 Knoll Square
                    Ashburn, VA 20147
                    Attention:  Kathleen B. Horne, Executive Vice President and
                                General Counsel
                    Facsimile: (703) 397-5349

                    And with a copy to:

                    Nixon Peabody LLP
                    401 Ninth Street, N.W.
                    Washington, DC 20004
                    Attention: John Partigan, Esq.
                    Facsimile: (202) 585-8080

                    If to Purchaser, to:

                    TNS Holdings, Inc.
                    c/o GTCR Golder Rauner, LLC

                    6100 Sears Tower
                    Chicago, IL  60606
                    Attention:   William C. Kessinger
                    Facsimile: (312) 382-2201

                    With a copy to:
                    John McDonnell
                    11600 Sunrise Valley Drive
                    Suite 4500
                    Reston, VA  20191
                    Facsimile: (703) 860-1932

                    And with a copy to:

                    Kirkland & Ellis
                    200 East Randolph Drive
                    Chicago, IL  60601
                    Attention:  Stephen L. Ritchie
                    Facsimile: (312) 861-2200

                  9.11. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

                  9.12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that, notwithstanding the foregoing, Purchaser may assign its rights under this Agreement (including its right to indemnification) in whole or in part, (i) to a wholly owned subsidiary or, to one or more of its Affiliates, provided that any such assignment shall not relieve Purchaser of any of its liabilities or obligations hereunder; and, (ii) for collateral security purposes, to any of its lenders providing it financing and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                          SELLER
                                          PSINet Inc.

                                          By: /s/ LAWRENCE E. HYATT
                                              -----------------------------
                                              Lawrence E. Hyatt
                                              Executive Vice President and
                                              Chief Financial Officer


                                          COMPANY
                                          PSINet Transaction Solutions Inc.

                                          By: /s/ LAWRENCE E. HYATT
                                              -----------------------------
                                              Lawrence E. Hyatt
                                              Attorney-in-Fact


                                          PURCHASER
                                          TNS Holdings, Inc.

                                          By: /s/ PHILIP A. CANFIELD
                                              ----------------------------
                                              Name:  Philip A. Canfield
                                              Title:  Vice-President







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